UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K / A-3

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 25, 2005

______________

IMPERIAL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

______________

Delaware

(State or other jurisdiction of incorporation)

1-7190	65-0854631
(Commission File No.)	(IRS Employer Identification No.)

1259 Northwest 21st Street

Pompano Beach, Florida 33069

(Address of principal executive offices and zip code)

(954) 917-7665

Registrant’s telephone number, including area code

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

This Form 8-K/A, Amendment No. 3, is being filed for the purpose of providing an estimate of costs associated with exit or disposal activities as reported in Item 2.05 with respect to the Current Report on Form 8-K filed by Imperial Industries, Inc. (the “Company”) dated July 25, 2005 and filed with the U.S. Securities and Exchange Commission (“SEC”) on July 29, 2005. At the time of the original filing for the Form 8-K, the Company was unable to make a good faith estimate of such costs.

Item 2.05

Costs Associated with Exit or Disposal Activities.

On July 25, 2005, the Company’s wholly owned subsidiary, Acrocrete, Inc. (“Acrocrete”), as authorized by the Company’s and Acrocrete’s Board of Directors, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Degussa Wall Systems, Inc. (“Degussa”) and Degussa Construction Chemicals Operation, Inc. (“DCCO”) (Degussa and DCCO collectively the “Purchasers”). Pursuant to the Asset Purchase Agreement, the Purchasers acquired certain of the manufacturing assets of Acrocrete and Acrocrete agreed to cease its manufacturing operations no later than December 31, 2005. As a result, the Acrocrete facility will be closed in the fourth quarter of 2005 and substantially all of the employees at the facility will be terminated.

The total amount of estimated costs associated with the facility closure are expected to approximate $125,000, of which $78,000 relates to workforce reduction, principally severance expenses associated with payments to employees who will be involuntarily terminated upon the facility’s closure. The Company estimates it will incur costs of approximately $22,000 relating to the dismantling and disposition of surplus manufacturing equipment and costs of $25,000 resulting from the write-down of certain inventory for which the Company projects the undiscounted cash flow to be less than the Company’s amount of the related investment.

The Company estimates that total cash expenditures resulting from the action described herein will amount to approximately $100,000 through December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imperial Industries, Inc.
By:	/s/ HOWARD L. EHLER, Jr.
Howard L. Ehler, Jr.
Principal Executive Officer/
Chief Financial Officer

Dated:    November 4, 2005

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